EXHIBIT 99.1

Broadwind Announces Fourth Quarter and Full-Year 2019 Results

CICERO, Ill., Feb. 27, 2020 (GLOBE NEWSWIRE) -- Broadwind (NASDAQ: BWEN), a diversified precision manufacturer of specialized components and solutions serving global industries, today announced results for the fourth quarter and full-year 2019.

4Q 2019 HIGHLIGHTS

  Total revenue of $49.3 million (+81% y/y)
  Total net loss of ($1.6) million, or ($0.09) per basic share
  Total non-GAAP adjusted EBITDA of $1.8 million (+$3.5 million y/y)
  Total backlog of $142.3 million (+48% y/y)
  Total cash and availability of $19.0 million (+$7.5 million y/y)

FULL-YEAR 2019 HIGHLIGHTS

  Total revenue of $178.2 million (+42% y/y)
  Total net loss of ($4.5) million, or ($0.28) per basic share
  Total non-GAAP adjusted EBITDA of $7.2 million (+$8.2 million y/y)

For the three months ended December 31, 2019, the Company reported total revenue of $49.3 million, an increase of more than 80% when compared to the prior-year period.  Broadwind reported a net loss from continuing operations of ($1.6) million, or ($0.09) per basic share in the fourth quarter 2019, versus ($12.4) million, or ($0.79) per basic share, in the fourth quarter 2018.  The fourth quarter included a one-time ($0.05) per basic share non-cash charge related to the Company accelerating the amortization of certain intangibles.  Non-GAAP adjusted EBITDA increased to $1.8 million in the fourth quarter 2019, versus ($1.7) million in the prior-year period.

During the fourth quarter, increased demand for wind tower sections resulted in the highest quarterly revenue achieved by the Heavy Fabrications Segment since the first quarter 2017.  The Company sold 302 wind tower sections in the fourth quarter, versus 64 sections in the prior-year period.  Tower plant utilization increased materially on a year-over-year basis, given an acceleration in customer demand intended to maximize the benefit of the United States production tax credit (“PTC”) for wind energy projects.  Within the Gearing Segment, increased demand from customers in the wind, industrial and mining industries were offset by lower sales into the oil and gas market, given declines in hydraulic fracturing within key shale basins.  Within the Industrial Solutions Segment, the benefit of the Company’s first kitting sale into the solar market was partially offset by lower gas turbine component demand.

MANAGEMENT COMMENTARY

“Our full-year results reflect significant year-over-year growth in revenue, margin capture and free cash flow, a performance supported by our multi-year focus on customer, product and end-market diversification,” stated Stephanie Kushner, CEO of Broadwind.  “Last year we made good progress with our diversification strategy, growing orders to diverse customers to $54 million. In 2020, we will continue to invest in the business to grow non-wind related orders, as we seek to further expand our addressable market.”

“Despite continued supply chain-related challenges, our Heavy Fabrications segment sold more than 930 tower sections last year, an increase of more than 70% from 2018,” continued Kushner.  “The segment generated nearly $7 million of EBITDA in 2019, an increase of more than $5 million from 2018, as customers accelerated orders to secure tower production slots in a strengthening market.”

“We were pleased to see an extension of the PTC in late 2019.  As a result of the new legislation, the PTC will subsidize wind projects commenced by the end of 2020, which is expected to result in strong medium term demand for wind towers.”

“Within our Gearing Segment, ongoing efforts to further diversify our revenue base have resulted in a higher-margin sales mix,” stated Kushner.  “Although Gearing posted a year-over-year decline in revenue in 2019, EBITDA more than doubled over the same period to a run-rate of more than $5 million annually and we reported record income.  Although sales in the oil/gas sector were soft last year, Gearing achieved broad-based revenue growth in the wind, industrial, mining and steel sectors, reflecting a pivot toward a more diversified revenue stream.”

“During my tenure as CEO, Broadwind has significantly improved its manufacturing capabilities, diversified its customer base, rationalized its cost structure and strengthened its go-to-market strategy.  Upon my retirement, effective March 1, 2020, Eric Blashford will transition into the CEO role.  As one of the leading architects of our current strategy, Eric is well-suited to lead Broadwind into its next phase of growth.  Although I will step back from the day-to-day management of the Company, I look forward to supporting the organization in my new role as Chairman of the Board.”

ORDERS AND BACKLOG

Total orders declined to $16.4 million in the fourth quarter, versus $16.7 million in the year-ago period. For the twelve months ended December 31, 2019, total orders more than doubled from $83.2 million in the prior year to $221.5 million, primarily driven by tower customers securing 2020 production capacity in support of increased wind turbine installations.  During 2018, our largest customer fulfilled orders under a three-year framework agreement in which minimum contract orders were reported in backlog at the onset of the agreement in 2016 and is now placing orders on a project-by project basis.  Consolidated orders for the mining, construction, industrial and natural gas turbine power generation markets increased by double digits on a year-over-year basis, consistent with the Company’s multi-year focus on customer, product and end-market diversification beyond its core wind energy market.

Total backlog increased to $142.3 million in the fourth quarter, versus $96.5 million in the year-ago period.  Year-over-year growth in Heavy Fabrications was primarily driven by increased demand for wind towers and continued growth in industrial fabrications. Industrial Solutions demand growth partially offset a decline in Gearing backlog.  As of December 31, 2019, Heavy Fabrications represented approximately 85% of total Company backlog.

SEGMENT RESULTS

In early 2020, we rebranded to Broadwind, a reflection of our diversification progress to date and our continued strategy to expand our product and customer diversification outside of wind energy.  Effective with this rebranding, we renamed certain segments.  Our Towers and Heavy Fabrications segment was renamed to Heavy Fabrications and our Process Systems segment was renamed to Industrial Solutions.  Our Gearing segment name was unchanged.

Heavy Fabrications Segment
Broadwind provides large complex and precision fabrications to customers in a broad range of industrial markets.  Key products include wind towers and industrial fabrications, including mining and crane components, pressure vessels and frames/structures.  The Heavy Fabrications Segment represented 72% of total revenue in the full-year 2019.

Heavy Fabrications segment sales increased by $25.5 million to $37.6 million in the fourth quarter, when compared to the prior year period.  Total operating income increased $4.1 million to $1.1 million, when compared to the fourth quarter 2018.  Segment non-GAAP adjusted EBITDA increased $3.6 million to $2.4 million, when compared to the fourth quarter 2018.  Fourth quarter segment performance was driven by growth in customer demand for wind towers and industrial fabrications.

Gearing Segment
Broadwind provides custom gearboxes, loose gearing and heat treat services to a broad set of customers in diverse markets, including oil and gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets.  The Gearing Segment represented 20% of total revenue in the full-year 2019.

Gearing segment sales declined by $3.3 million to $7.6 million in the fourth quarter, when compared to the year-ago period.  Total operating income declined $0.6 million to $0.4 million, when compared to the fourth quarter 2018.  Segment non-GAAP adjusted EBITDA declined $0.5 million to $1.0 million, when compared to the fourth quarter 2018.  Fourth quarter segment performance was driven by lower sales into the hydraulic fracturing market which was partially offset by higher sales into the wind, industrial and mining sectors.

Industrial Solutions Segment
Broadwind provides supply chain solutions, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine markets.  The Industrial Solutions Segment represented 8% of total revenue in the full-year 2019.

Industrial Solutions segment sales declined by $0.1 million to $4.1 million in the fourth quarter, when compared to the year-ago period.  The segment reported an operating loss of ($0.9) million in the fourth quarter, versus ($8.7) million in the fourth quarter 2018 driven primarily by a non-cash impairment in the prior year and improved operational performance. The current year quarter included a $0.9 million non-cash charge as the Company accelerated the amortization of its trade name intangible, a result of the rebranding initiative.  Segment non-GAAP adjusted EBITDA increased $0.8 million to $0.1 million, when compared to the fourth quarter 2018.  Fourth quarter segment performance was primarily driven by higher sales associated with new gas turbine content, solar market demand and an improved sales mix, which were more than offset by lower aftermarket demand.

BALANCE SHEET

As of December 31, 2019, Broadwind had cash and availability on outstanding credit facilities of $2.4 million and $16.6 million, respectively.   Total liquidity, including cash on hand and line of credit availability, increased by $7.5 million year over year to $19.0 million at the end of the fourth quarter 2019.  The increase in liquidity was primarily attributable to customer deposits associated with scheduled 2020 tower production.  Total debt and capital leases was $14.6 million as of December 31, 2019.

FINANCIAL GUIDANCE

All financial guidance is current as of the time provided and is subject to change.  The following represents management’s estimates as of February 27, 2020.

For the first quarter 2020, management anticipates total revenue in the range of $48.0 million to $52.0 million and total non-GAAP Adjusted EBITDA in the range of $2.8 million to $3.5 million.

For the full-year 2020, management anticipates total revenue in the range of $200.0 million to $220.0 million and total non-GAAP Adjusted EBITDA in the range of $12.0 million to $14.0 million.

FOURTH QUARTER AND FULL-YEAR 2019 CONFERENCE CALL

Broadwind will host a conference call today, February 27, 2020, at 11:00 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.  A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Broadwind’s website at www.BWEN.com/Investors.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	877-407-9716
International Live:	201-493-6779

To listen to a replay of the teleconference, which will be available through March 5, 2020:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13698211

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

NON-GAAP FINANCIAL MEASURES

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share based compensation, and other stock payments, restructuring costs, impairment charges, and other non-cash gains and losses) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results and allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Important factors that could cause our actual risks to be materially different from the forward-looking statements include those disclosed under the heading “Risk Factors” in our most recently filed annual report on Form 10-K and may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards, as well as new or continuing tariffs on steel or other products imported into the United States; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (v) the sufficiency of our liquidity and alternate sources of funding, if necessary; (vi) our ability to realize revenue from customer orders and backlog; (vii) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (viii) the economy and the potential impact it may have on our business, including our customers; (ix) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (x) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xi) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers with access to lower cost steel; (xii) the effects of the change of administrations in the U.S. federal government; (xiii) our ability to successfully integrate and operate companies and to identify, negotiate and execute future acquisitions; (xiv) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xv)  the limited trading market for our securities and the volatility of market price for our securities; and (xvi) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

An attachment accompanying this release can be found at: https://www.globenewswire.com/NewsRoom/AttachmentNg/3668e1a5-982d-49ad-a4b0-5aae429a2bcc

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash	$2,416	$1,177
Accounts receivable, net	18,310	17,455
Inventories, net	31,863	22,670
Prepaid expenses and other current assets	2,124	1,776
Total current assets	54,713	43,078
LONG-TERM ASSETS:
Property and equipment, net	46,940	49,087
Operating lease right-of-use assets	15,980	-
Other intangible assets, net	4,919	6,602
Other assets	314	398
TOTAL ASSETS	$122,866	$99,165

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$12,917	$11,930
Current portion of finance lease obligations	546	967
Current portion of operating lease obligations	1,326	-
Accounts payable	21,876	11,618
Accrued liabilities	4,911	3,806
Customer deposits	22,717	23,507
Current liabilities held for sale	-	27
Total current liabilities	64,293	51,855
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	505	1,408
Long-term finance lease obligations, net of current portion	673	571
Long-term operating lease obligations, net of current portion	16,591	-
Other	44	1,969
Total long-term liabilities	17,813	3,948
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,830,930 and 15,982,622 shares issued as of December 31, 2019 and
December 31, 2018, respectively	17	16
Treasury stock, at cost, 273,937 shares as of December 31, 2019 and December 31, 2018,
respectively	(1,842)	(1,842)
Additional paid-in capital	383,361	381,441
Accumulated deficit	(340,776)	(336,253)
Total stockholders' equity	40,760	43,362
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$122,866	$99,165

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenues	$49,253	$27,187	$178,220	$125,380
Cost of sales	45,264	27,456	162,796	121,684
Restructuring	-	243	12	631
Gross profit (loss)	3,989	(512)	15,412	3,065

OPERATING EXPENSES:
Selling, general and administrative	4,314	3,605	16,086	13,625
Impairment charges	-	7,592	-	12,585
Intangible amortization	1,074	471	1,683	1,884
Restructuring	-	1	-	37
Total operating expenses	5,388	11,669	17,769	28,131
Operating loss	(1,399)	(12,181)	(2,357)	(25,066)

OTHER EXPENSE, net:
Interest expense, net	(390)	(474)	(2,309)	(1,496)
Other, net	138	112	118	2,355
Total other expense, net	(252)	(362)	(2,191)	859

Net loss before (benefit) provision for income taxes	(1,651)	(12,543)	(4,548)	(24,207)
(Benefit) provision for income taxes	(24)	(185)	38	(205)
LOSS FROM CONTINUING OPERATIONS	(1,627)	(12,358)	(4,586)	(24,002)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	62	(51)	63	(144)
NET LOSS	$(1,565)	$(12,409)	$(4,523)	$(24,146)

NET LOSS PER COMMON SHARE - BASIC:
Loss from continuing operations	$(0.09)	$(0.79)	$(0.28)	$(1.55)
Income (loss) from discontinued operations	0.00	0.00	0.00	(0.01)
Net loss	$(0.09)	$(0.79)	$(0.28)	$(1.56)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	16,433	15,652	16,127	15,469

NET LOSS PER COMMON SHARE - DILUTED:
Loss from continuing operations	$(0.09)	$(0.79)	$(0.28)	$(1.55)
Income (loss) from discontinued operations	0.00	0.00	0.00	(0.01)
Net loss	$(0.09)	$(0.79)	$(0.28)	$(1.56)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	16,433	15,652	16,127	15,469

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Twelve Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,523)	$(24,146)
Income (loss) from discontinued operations	63	(144)
Loss from continuing operations	(4,586)	(24,002)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	7,497	9,183
Deferred income taxes	(30)	(307)
Impairment charges	-	12,585
Remeasurement of contingent consideration	-	(1,140)
Change in fair value of interest rate swap agreements	34	-
Stock-based compensation	958	803
Extinguishment of New Markets Tax Credit obligation	-	(2,249)
Allowance for doubtful accounts	(63)	(35)
Common stock issued under defined contribution 401(k) plan	962	685
Gain on disposal of assets	(1)	(116)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(792)	(3,776)
Inventories	(9,193)	(2,944)
Prepaid expenses and other current assets	(585)	22
Accounts payable	9,769	801
Accrued liabilities	1,105	553
Customer deposits	(790)	13,716
Other non-current assets and liabilities	236	(1,734)
Net cash provided by operating activities of continued operations	4,521	2,045

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,844)	(2,324)
Proceeds from disposals of property and equipment	1	676
Net cash used in investing activities of continued operations	(1,843)	(1,648)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	177,081	141,414
Payments on line of credit	(176,564)	(141,040)
Proceeds from long-term debt	-	2,060
Payments on long-term debt	(937)	(761)
Principal payments on finance leases	(1,024)	(814)
Proceeds from sale of common stock, net	-	(52)
Net cash (used in) provided by financing activities of continued operations	(1,444)	807
		-
DISCONTINUED OPERATIONS:
Operating cash flows	5	(105)
Net cash provided by (used in) discontinued operations	5	(105)

NET INCREASE IN CASH	1,239	1,099
CASH beginning of the period	1,177	78
CASH end of the period	$2,416	$1,177

Supplemental cash flow information:
Interest paid	$1,619	$1,168
Income taxes paid	$49	$116

Non-cash activities:
Issuance of restricted stock grants	$958	$803
Equipment additions via finance lease	$704	$650
Non-cash purchases of property and equipment	$552	$64

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
ORDERS:
Heavy Fabrications	$5,260	$4,288	$179,657	$28,604
Gearing	6,880	8,532	25,466	41,576
Industrial Solutions	4,273	3,906	16,426	13,061
Total orders	$16,413	$16,726	$221,549	$83,241

REVENUES:
Heavy Fabrications	$37,590	$12,111	$128,686	$74,667
Gearing	7,594	10,882	34,877	38,376
Industrial Solutions	4,075	4,204	14,664	12,467
Corporate and Other	(6)	(10)	(7)	(130)
Total revenues	$49,253	$27,187	$178,220	$125,380

OPERATING (LOSS)/PROFIT:
Heavy Fabrications	$1,074	$(2,999)	$1,861	$(5,440)
Gearing	440	992	3,237	51
Industrial Solutions	(944)	(8,672)	(1,059)	(15,348)
Corporate and Other	(1,969)	(1,502)	(6,396)	(4,329)
Total operating loss	$(1,399)	$(12,181)	$(2,357)	$(25,066)

BROADWIND ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Loss from Continuing Operations	$(1,625)	$(12,358)	$(4,585)	$(24,000)
Interest Expense	390	475	2,309	1,494
Income Tax Provision/(Benefit)	(24)	(184)	38	(204)
Depreciation and Amortization	2,491	2,193	7,497	9,183
Share-based Compensation and Other Stock Payments	530	290	1,955	1,504
Restructuring Costs	-	243	12	668
Impairment Charges	-	7,592	-	12,585
NMTC Extinguishment Gain	-	-	-	(2,249)
Adjusted EBITDA (Non-GAAP)	$1,762	$(1,749)	$7,226	$(1,019)

Heavy Fabrications Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net Income/(Loss)	$847	$(2,387)	$1,275	$(4,372)
Interest Expense	106	69	296	199
Income Tax Provision/(Benefit)	235	(567)	392	(1,154)
Depreciation	953	1,227	3,976	5,145
Share-based Compensation and Other Stock Payments	214	152	780	648
Restructuring Expense	-	243	12	668
Adjusted EBITDA (Non-GAAP)	$2,355	$(1,263)	$6,731	$1,134

Gearing Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net Income/(Loss)	$421	$915	$2,953	$(34)
Interest Expense	24	67	281	74
Income Tax (Benefit) Provision	(5)	10	3	11
Depreciation and Amortization	509	513	1,981	2,255
Share-based Compensation and Other Stock Payments	86	66	390	286
Adjusted EBITDA (Non-GAAP)	$1,035	$1,571	$5,608	$2,592

Industrial Solutions	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net Loss	$(931)	$(8,309)	$(1,071)	$(14,904)
Interest Expense	1	-	2	1
Income Tax (Benefit)/Provision	(15)	(365)	3	(453)
Depreciation and Amortization	995	391	1,362	1,550
Share-based Compensation and Other Stock Payments	81	7	122	47
Impairment Expense	-	7,592	-	12,585
Adjusted EBITDA (Non-GAAP)	$131	$(684)	$418	$(1,174)

Corporate and Other	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Loss from continuing operations	$(1,962)	$(2,577)	$(7,742)	$(4,690)
Interest Expense	259	339	1,730	1,220
Income Tax Provision/(Benefit)	(239)	738	(360)	1,392
Depreciation and Amortization	34	62	178	233
Share-based Compensation and Other Stock Payments	149	65	663	523
NMTC Extinguishment Gain	-	-	-	(2,249)
Adjusted EBITDA (Non-GAAP)	$(1,759)	$(1,373)	$(5,531)	$(3,571)

CORPORATE CONTACT

Jason Bonfigt
708.780.4821